Exhibit 5.1

Phone: 313-465-7000

March 16, 2018

Mackinac Financial Corporation

130 South Cedar Street

Manistique, Michigan 49854

Re:          Registration Statement on Form S-4 filed by Mackinac Financial Corporation

Ladies and Gentlemen:

We have acted as counsel to Mackinac Financial Corporation, a Michigan corporation (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on March 16, 2018, relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of up to 2,146,708 shares of common stock of no par value (the “Common Stock”) of the Company (the “Shares”), to be issued in connection with the transactions contemplated by the Agreement and Plan of Merger, as amended (the “Merger Agreement”), dated as of January 16, 2018 by and among the Company, MFNC Acquisition, LLC, a Michigan limited liability company (“MFNC”), and First Federal of Northern Michigan Bancorp, Inc., a Maryland corporation (“First Federal”), pursuant to which First Federal will merge with and into MFNC.

In connection with our opinion, we (i) have reviewed and examined, and have relied upon the accuracy of, among other things, copies, certified or otherwise identified to our satisfaction, of the Restated Articles of Incorporation and the Third Amended and Restated Bylaws of the Company, the Registration Statement (including the Prospectus), the Merger Agreement, and the Company’s form of Common Stock certificate and (ii) have considered such matters of law and of fact, and relied upon such certificates, documents and other information furnished to us, as we have deemed appropriate as a basis for our opinions set forth below.

As to matters of fact relevant to the opinions stated in this opinion letter, we have relied, without independent investigation or verification, solely upon (a) our review of the documents referred to above and have assumed the current accuracy and completeness of the information contained in such documents, (b) representations and warranties made by the Company in such documents, (c) certificates of officers of the Company and (d) the written or oral advice or certificates of government officials.

The laws covered by the opinions expressed in this opinion letter are limited to the Michigan Business Corporation Act (the “MBCA”), including all reported judicial and administrative decisions interpreting the MBCA, as in effect on the date hereof, and the federal laws of the United States.

2290 First National Building · 660 Woodward Avenue ∙ Detroit, Michigan 48226-3506

Detroit ∙ Lansing ∙ Bloomfield Hills ∙ Grand Rapids ∙ Chicago ∙ Ann Arbor ∙ Kalamazoo

Based on and subject to the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that (i) the Shares are, or upon issuance will be, duly authorized, and (ii) when (a) the Registration Statement has been declared effective by the order of the Commission and (b) the Shares have been issued in accordance with the terms and conditions set forth in the Registration Statement and the Merger Agreement, the Shares will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/S/ HONIGMAN MILLER SCHWARTZ AND COHN LLP

Honigman Miller Schwartz and Cohn LLP